Exhibit 21.1

Subsidiaries of the Registrant

Cree Lighting Company, a California corporation (effective June 29, 2003, Cree Lighting Company was merged into Cree, Inc.)

Cree Microwave, Inc., a North Carolina corporation

Cree Technologies, Inc., a North Carolina corporation

Cree Employee Services Corporation, a North Carolina corporation

CI Holdings, Limited, a North Carolina corporation

Cree Funding, LLC, a Delaware limited liability company

Cree Research FSC, Inc., a Barbados corporation

Cree Asia-Pacific, Inc., a North Carolina corporation

Cree Japan, Inc., a North Carolina corporation